UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 20, 2009
Gen-Probe Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31279	33-0044608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10210 Genetic Center Drive
San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 410-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 26, 2009, Gen-Probe Incorporated (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) describing certain events, including the appointment of Carl W. Hull, the Company’s President and Chief Operating Officer, as the Company’s Chief Executive Officer (“CEO”) effective May 18, 2009, following the retirement of Henry L. Nordhoff as the Company’s CEO. In addition, the Original Report indicated that the Company and Mr. Hull intended to enter into a new employment agreement on or prior to May 18, 2009 in connection with Mr. Hull’s appointment as the Company’s CEO. This Amendment No. 1 on Form 8-K/A is being filed pursuant to Instruction 2 of Item 5.02 of Form 8-K to provide the information called for under Item 5.02(c)(3) of Form 8-K, which was not determined or was unavailable at the time the Original Report was filed. The information contained in this Current Report on Form 8-K should be read in conjunction with the information contained in the Original Report.
     On May 14, 2009, the Company and Mr. Hull entered into an amended and restated employment agreement, effective as of May 18, 2009 (the “Agreement”). The term of the Agreement is three years from its effective date, or through May 17, 2012. Pursuant to the Agreement, Mr. Hull will serve as the Company’s President and CEO at a minimum annual base salary of $635,000. In addition, Mr. Hull’s annual target cash bonus will equal 75% of his annual base salary, with the actual bonus amount payable determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and subject to the terms of the Company’s applicable bonus plans.
     Either Mr. Hull or the Company may terminate Mr. Hull’s employment with the Company at any time, subject to the terms of the Agreement. In the event Mr. Hull’s employment is terminated for reasons other than “cause,” or if Mr. Hull terminates his employment for “good reason” (each as defined in the Agreement) (either such event a “Qualifying Termination”), and such termination does not occur in connection with a “change in control” (as defined in the Agreement), Mr. Hull will receive 24 months of base salary. In such circumstances, Mr. Hull will also receive a payment equal to the greater of (a) $475,000 or (b) the highest annual bonus paid to Mr. Hull during the three-year period prior to termination (such greater amount, the “Bonus Agreement Amount”), pro-rated on a calendar year basis to the date of termination, plus payment of an amount equal to two times the Bonus Agreement Amount.
     If a Qualifying Termination occurs in connection with a “change in control,” Mr. Hull will receive 36 months’ base salary, a pro rata portion of the Bonus Agreement Amount, and an amount equal to three times the Bonus Agreement Amount.
     Mr. Hull’s receipt of severance payments under the Agreement is, under certain circumstances, subject to delay in order to avoid prohibited distributions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, in the event amounts payable to Mr. Hull in respect of severance under the Agreement would be subject to the excise tax imposed by Section 4999 of the Code, such payments will generally be reduced to the largest payment that would not result in such tax being imposed.
     In connection with Mr. Hull’s appointment as CEO, on May 13, 2009, the Compensation Committee granted to Mr. Hull options to purchase 55,000 shares of the Company’s common stock and also granted him 20,000 shares of deferred issuance restricted stock, effective May 18, 2009. The exercise price of the stock options is $43.72 per share, equal to the fair market value of the Company’s common stock on the date of grant. The stock options have a 7-year term, with 25% of the shares vesting after one year, and 1/48th of the shares vesting monthly thereafter until fully vested, so long as Mr. Hull is employed by the Company. Pursuant to the applicable deferred issuance restricted stock award agreement, and subject to vesting in accordance with their terms, the deferred issuance restricted stock will be issued to Mr. Hull at the earlier of his election or upon the termination of his employment with the Company. The deferred issuance restricted stock granted to Mr. Hull will vest 25% one year from the date of grant and 1/48th each month thereafter until fully vested, so long as Mr. Hull is employed by the Company. Mr. Hull’s stock options and deferred issuance restricted stock will be governed by The 2003 Incentive Award Plan of the Company.
     The foregoing description of the Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2009	GEN-PROBE INCORPORATED
	By:	/s/ R. William Bowen
R. William Bowen
Senior Vice President, General Counsel and Corporate Secretary